Exhibit 99.2

Level 3 Announces Notices of Redemption of tw telecom Holdings’ 5.375% Senior Notes Due 2022 and 6.375% Senior Notes Due 2023

BROOMFIELD, Colo., Oct. 31, 2014 — Level 3 Communications, Inc. (NYSE: LVLT) announced that, in connection with the closing of its acquisition of tw telecom inc., tw telecom holdings, inc., a wholly owned subsidiary of tw telecom inc., called for redemption all of tw telecom holdings’ outstanding 5.375% Senior Notes due 2022 (CUSIP Nos. 87311X AD0 and 87311X AF5) and 6.375% Senior Notes due 2023 (CUSIP No. 87311X AH1).

tw telecom inc. issued its common stock to Level 3 in an “Equity Offering” (as defined in the indentures governing each series of tw telecom holdings’ senior notes). tw telecom holdings is using the proceeds of that Equity Offering to redeem 35 percent of the outstanding principal amount of each issue of its 5.375% Senior Notes due 2022 and of its 6.375% Senior Notes due 2023. The redemption price for the $325.5 million aggregate principal amount of 5.375% Notes due 2022 being redeemed with the proceeds of the Equity Offering is 105.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the redemption date. The redemption price for the $122.5 million aggregate principal amount of 6.375% Notes due 2023 being redeemed with the proceeds of the Equity Offering is 106.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the redemption date.  The redemption date for those redemptions is November 30, 2014.

Following those redemptions, the remaining 65 percent of the outstanding principal amount of each issue of tw telecom holdings’ 5.375% Notes due 2022 ($604.5 million aggregate principal amount) and tw telecom holdings’ 6.375% Senior Notes due 2023 ($227.5 million aggregate principal amount) will be redeemed on December 2, 2014, at “make-whole” prices calculated in accordance with the indentures using the rate of the comparable U.S. Treasury yield plus 50 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

In connection with such redemptions, tw telecom holdings is discharging the indentures governing each series of notes.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries across a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and elsewhere. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the tw telecom acquisition; manage risks associated with continued uncertainty in the global economy; increase revenue from its services to realize its targets for financial and operating performance; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; manage the future expansion or adaptation of its network to remain competitive; defend intellectual property and proprietary rights; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Ashley Pritchard	Mark Stoutenberg
+1 720-888-5950	+1 720-888-2518
ashley.pritchard@level3.com	mark.stoutenberg@level3.com